UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 1, 2014

Commission File Number:  000-54014

VistaGen Therapeutics, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

20-5093315
(IRS Employer Identification No.)

343 Allerton Avenue, South San Francisco, California 94080
(Address of principal executive offices)

650-577-3600
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On April 1, 2014, VistaGen Therapeutics, Inc. (the “Company”) accepted a subscription agreement (the “Agreement”) from Platinum Long Term Growth Fund VII, its largest institutional investor (“Platinum”), to purchase units for an aggregate purchase price of $250,000.  The Company also has accepted a commitment from Platinum to purchase an additional $500,000 of units over the course of two closings, each conditioned upon the Company’s attainment of certain milestones.  In the aggregate, the $250,000 of units purchased by Platinum consist of: (i) a subordinate convertible promissory bridge note (“Note”) in the principal amount of $250,000; (ii) 250,000 unregistered shares of the Company’s common stock; and (iii) a warrant to purchase 250,000 unregistered shares of the Company’s common stock for $0.50 per share (“Warrants”) through December 31, 2016. The Note bears interest at a rate of 10% per annum and matures on the earlier of March 31, 2015, or the consummation of either an equity-based public offering registered with the United States Securities and Exchange Commission or an equity-based private financing, in either case resulting in gross proceeds to the Company of at least $10.0 million. The Company has also accepted a subscription agreement from an existing individual accredited investor to purchase units for an aggregate purchase price of $50,000. In the aggregate, the $50,000 of units purchased by such investor consist of: (i) a Note in the principal amount of $50,000; (ii) 50,000 unregistered shares of the Company’s common stock; and (iii) Warrants to purchase 50,000 unregistered shares of the Company’s common stock. The Company currently anticipates issuing additional units aggregating up to $1.20 million (the “Unit Offering”).

Item 3.02	Unregistered Sales of Equity Securities.

See Item 2.03.

The Company offered and sold the units in private placement transactions exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder. The investors represented that they are “accredited investors” as defined in Regulation D. The proceeds from the sale of the units, and the proceeds to be received upon exercise of the Warrants, are expected to be used for general corporate purposes.

Item 7.01	Regulation FD Disclosure

On April 8, 2013, the Company entered into a Securities Purchase Agreement (as amended, the “Securities Purchase Agreement”) with Autilion AG (“Autilion”). Under the terms of the Securities Purchase Agreement, Autilion remains contractually obligated to purchase an aggregate of 72.0 million restricted shares of the Company’s common stock at a purchase price of $0.50 per share for aggregate cash consideration of $36.0 million (the “Autilion Financing”). As reported in the Company’s Quarterly Report on Form 10-Q filed on February 14, 2014, Autilion is in default under the Securities Purchase Agreement. Although Autilion has recently informed the Company that it intends to consummate the Autilion Financing in full in the near term, no assurances can be provided that the Autilion Financing will close in the near term or at all.  While reserving its rights under the Securities Purchase Agreement, the Company may proceed with financing alternatives in addition to, or in lieu of, the Autilion Financing, including, but not limited to, the Unit Offering.

Item 8.01	Other Events

See Item 2.03.

Item 9.01	Financial Statements and Exhibits.

See Exhibit Index.

Disclaimer.

The descriptions of the Agreement, Note and Warrant do not purport to be complete, and are qualified in their entirety by reference to the full text of the Agreement, Note and Warrant, attached hereto Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VistaGen Therapeutics, Inc.

Date:   April 8, 2014

By:	/s/ Shawn K. Singh
Name: Shawn K. Singh, JD
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Form of Unit Subscription Agreement, dated April 1, 2014
10.2	Form of Subordinate Convertible Promissory Bridge Note, dated April 1, 2014
10.3	Form of Warrant, dated April 1, 2014